                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

                              [Amendment No    ]

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
                                              [_]  Confidential, for Use of the
                                                                Commission Only
                                                 (as permitted by Rule
                                                 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material under (S)240.14a-12

                        United Technologies Corporation
               (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange Act
           Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

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   (4) Date Filed:

                                              United Technologies Corporation
                                              One Financial Plaza
                                              Hartford, CT 06103

[LOGO] United Technologies

February 22, 2002

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

You are cordially invited to attend the 2002 Annual Meeting of Shareowners of United Technologies Corporation to be held on April 10, 2002 in the Celeste Bartos Forum of The New York Public Library, Fifth Avenue & 42/nd Street, New York, New York. The doors will open at 1:30 p.m. and the meeting will begin at 2:00 p.m. The meeting will address the following matters: /

1.  Election of ten directors.

2.  Appointment of independent accountants.

3.  Shareowner proposals described in the accompanying Proxy Statement.

4.  Other business if properly raised.

You may attend and vote at the meeting if you were an owner of record of the Corporation's Common Stock or Series A ESOP Convertible Preferred Stock at the close of business on February 12, 2002, the record date for the meeting. You may also attend and vote at the meeting if you are the authorized representative by proxy of a shareowner of record on that date.

Since seating is limited, we ask that you request a ticket in advance to attend. Please refer to page 2 of the attached Proxy Statement for further information concerning tickets.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT A PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

George David
Chairman and Chief Executive Officer

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     Questions and Answers............................................   1
     Summary of Business Matters to be Voted on.......................   3
     General Information Concerning the Board of Directors............   4
      Nominees........................................................   4
      Committees......................................................   7
      Compensation of Directors.......................................   7
     Security Ownership of Directors and Executive Officers...........   8
     Report of the Audit Committee....................................   9
     Report of the Committee on Compensation and Executive Development   9
     Compensation of Named Executive Officers.........................  11
      Summary Compensation Table......................................  11
      Option Grants in Last Fiscal Year...............................  12
      Aggregated Option/SAR Exercises and Values......................  12
     Performance Graph................................................  13
     Section 16(a) Beneficial Ownership Reporting Compliance..........  13
     Certain Business Relationships...................................  13
     Employment Contracts.............................................  13
     Pension Plan Table...............................................  14
     Shareowner Proposals.............................................  14
     Appendix: Audit Committee Charter................................  18

                        UNITED TECHNOLOGIES CORPORATION

                                PROXY STATEMENT

   YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please submit a proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. The Board of Directors is soliciting proxies for the 2002 Annual Meeting of Shareowners of United Technologies Corporation to be held on April 10, 2002. This Proxy Statement is first being made available to shareowners on or about February 22, 2002.

                             QUESTIONS AND ANSWERS

How does the Board of Directors recommend I vote on the matters to be addressed? The Board recommends a vote FOR each of its nominees for election as directors, FOR the appointment of PricewaterhouseCoopers LLP as independent accountants, and AGAINST each of the shareowner proposals described on pages 14 through 17.

Who is entitled to vote? Owners of Common Stock or Series A ESOP Convertible Preferred Stock of the Corporation at the close of business on February 12, 2002 and their authorized proxies are entitled to vote. This includes shares you held on that date (1) directly in your name as the shareowner of record and
(2) through a broker, bank or other holder of record (including any shares held through a UTC employee savings plan), where the shares were held for you as the beneficial owner. A list of shareowners of record entitled to vote will be available at the offices of the Corporation at One Financial Plaza, Hartford, CT 06103 for 10 days prior to the meeting and at the meeting location during the meeting.

How do I vote? We send proxy cards and offer electronic voting to all shareowners of record to enable them to direct the voting of their shares. Those shareowners of record who previously have elected to receive electronic access to their proxy materials (rather than receiving mailed copies) and many active employees who participate in the UTC employee savings plan will receive e-mail notification as to how to submit their voting instructions. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which such instructions can be given, in addition to the traditional mailed voting instruction cards.

How do I vote by telephone or via the Internet? Shareowners of record and participants in a UTC employee savings plan in the United States or Canada may submit voting instructions by telephone by dialing 1-877-PRX-VOTE or 1-877-779-8683, entering the voter control number found on their proxy card (or in the e-mail message they receive with voting instructions) and following the voice prompts. Shareowners of record and savings plan participants may also submit voting instructions via the Internet by accessing the following website: www.eproxyvote.com/utx, entering the voter control number on their proxy card (or in the e-mail message they receive with voting instructions) and marking the appropriate boxes to enter voting instructions. Please note that shareowners who wish to exercise cumulative voting rights must do so by submitting a written proxy or voting instructions.

Beneficial owners of shares held through a broker, bank or other nominee may submit voting instructions by telephone or via the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your bank, broker or nominee for information.

How will my proxy vote my shares? The designated proxy holders will vote according to the instructions you submit on your proxy card, by telephone or via the Internet. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares for each of the Corporation's nominees for election as a director, for the appointment of PricewaterhouseCoopers LLP as independent accountants, and against the other proposals.

How many shares can vote? As of the record date, 472,790,921 shares of Common Stock and 11,228,141 shares of Series A ESOP Convertible Preferred Stock were issued and outstanding. Owners of Common Stock are entitled to one vote for each share held and owners of Series A ESOP Convertible Preferred Stock are entitled to 5.2 votes for each share held. There are, therefore, a total of 531,177,254 votes entitled to be cast at the meeting. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting.

How many votes are needed for matters to be adopted at the meeting? The ten director nominees receiving the highest number of votes will be elected. Other matters will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum at the Annual Meeting. If a shareowner abstains from voting on a particular matter, or if a broker is not allowed under stock exchange rules to vote shares for which a client has not given voting instructions, the effect will be the same as a vote against the matter.

Is cumulative voting permitted? Yes. Each owner of Common Stock is entitled to a number of votes equal to the number of shares of Common Stock owned multiplied by the number of directors to be elected. Each owner of Series A ESOP Convertible Preferred Stock is entitled to a number of votes equal to 5.2 times the number of shares of Series A ESOP Convertible Preferred Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed among any two or more nominees, in the discretion of the shareowner. Cumulative voting rights can be exercised only by submission of a written proxy or voting instruction. If no instruction is given, the votes will be distributed by the proxy holders equally among the nominees.

Who can attend the Annual Meeting and how do I get a ticket? All shareowners of record on February 12, 2002 and their authorized proxies may attend. Since seating is limited, we ask that you request a ticket in advance to attend. If your shares are registered directly in your name on the records of the stock transfer agent (EquiServe Trust Company, N.A. ("EquiServe")), or if you are a UTC savings plan participant, you can request a ticket by mailing in the Reservation Card you received with your mailed proxy materials. If you received electronic access to your proxy materials, you can request a ticket by sending an e-mail request to the Corporate Secretary at corpsec@corphq.utc.com. If you forget to bring your ticket, you will be admitted to the meeting only if you are a shareowner of record or savings plan participant as of February 12, 2002 and bring proof of identification. If you are the beneficial owner of shares held through a broker, bank or nominee, and you would like to attend, you may request a ticket by writing to the Corporate Secretary and include a copy of your brokerage account statement or a legal proxy from your broker or bank, in each case showing your ownership of shares as of the record date.

Who will count the vote? Is my vote confidential? Representatives of EquiServe will receive and tabulate proxies, act as Inspectors of Election, supervise the voting and decide the validity of proxies. EquiServe has been instructed that the vote of any shareowner will be kept secret and will not be disclosed
(except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Can I revoke my proxy? Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary that you are revoking your proxy; by following the procedures given for revoking your proxy when voting by telephone or via the Internet; by submitting a new proxy with a later date; or by voting in person at the meeting.

How are shares held by the UTC employee savings plans voted? Participants in the UTC Common Stock Fund or in the UTC Employee Stock Ownership Plan may direct the voting of shares by Bankers Trust Company, the savings plan trustee, by returning a proxy card or by voting by telephone or via the Internet. If you do not provide voting instructions or if your instructions are incomplete or unclear, the trustee will vote your shares with the plurality of shares for which voting instructions have been received. The trustee will also vote unallocated UTC stock in the ESOP Fund with the plurality of instructed shares.

Can I vote in person at the Annual Meeting? Persons who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any shareowner of record or authorized representative of a shareowner of record who wants to vote in person at the Annual Meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a legal proxy from your broker, bank or nominee to vote in person.

How will voting on any other business be conducted? Although we do not know of any business to be conducted at the meeting other than the matters described in the Proxy Statement, the voting instructions you submit give authority to the proxy holders to vote on other matters, if they arise, in accordance with their best judgment.

When are shareowner proposals for the 2003 Annual Meeting due? Any shareowner who wishes to have a shareowner proposal included in the Corporation's proxy statement for the 2003 Annual Meeting must submit the proposal in writing to the Corporate Secretary for receipt by October 25, 2002. A shareowner who wishes to introduce a proposal to be voted on at the Corporation's 2003 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 11, 2002 and no later than January 10, 2003, and must provide the information specified by the Bylaws.

How are proxies solicited and how much did this proxy solicitation cost? Georgeson & Company Inc. will assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $15,500, plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, by e-mail, in person and by telephone. The Corporation will bear the cost of soliciting proxies and reimburse brokers and other nominees for reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners.

How can I obtain electronic access to the proxy materials, instead of receiving mailed copies? Shareowners of record who contact EquiServe at www.econsent.com/utx prior to the record date for future annual meetings can sign up to receive electronic access to the materials rather than receiving mailed copies. Many employees who participate in the UTC employee savings plan will also be provided electronic access to these materials, rather than receiving mailed copies. Shareowners who use this convenient and environmentally-friendly method will receive e-mail notification when the Annual Report, Proxy Statement and Proxy are available, with instructions and electronic links to access the documents on a UTC website (in PDF and HTML formats) and to vote their shares via the Internet. Your enrollment for electronic access will remain in effect for subsequent years, unless you cancel it prior to the record date for the annual meeting. Beneficial shareowners may also be able to request electronic access to their proxy materials by contacting their broker or other nominee, or by contacting ADP ICS at www.utc.com/beneficial.

How can I reduce the number of copies of proxy materials delivered to my household? Securities and Exchange Commission ("SEC") rules allow delivery of a single annual report and proxy statement to households at which two or more shareowners reside. Accordingly, beneficial shareowners sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the Annual Report and Proxy Statement, unless the beneficial shareowner has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each beneficial shareowner account. We will also accommodate requests for delivery of single copies from shareowners of record receiving multiple copies.

Who are the largest shareowners? As of December 31, 2001, based on filings with the SEC, the Corporation was not aware that there were any beneficial owners holding more than five percent of the outstanding shares. While Bankers Trust Company holds all of the shares of Series A ESOP Convertible Preferred Stock as trustee for employees who participate in the Corporation's Employee Stock Ownership Plan, Bankers Trust Company disclaims beneficial ownership of those shares.

                  SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Item 1. Election of Directors. The Board of Directors is elected annually by the shareowners at the Annual Meeting. The Board has selected ten nominees based upon the recommendation of its Nominating Committee, which evaluates candidates based upon their ability, integrity, experience in international business and awareness of the appropriate role of the corporation in society. Each nominee is currently serving as a director of the Corporation and was elected a director at the 2001 Annual Meeting, with the exception of H. Patrick Swygert who was named to the Board on July 26, 2001. If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the proxy holders will, in their discretion, vote the shares for which they serve as proxy for another person nominated by the Board, unless the Board reduces the number of directors to be elected.

Karl J. Krapek retired from the Board effective January 30, 2002 and Dr. Antonia Handler Chayes is retiring from the Board effective April 10, 2002. The Corporation expresses its utmost appreciation to both for their dedicated service as Directors.

The Board of Directors recommends that you vote FOR each of the nominees.

Item 2. Appointment of Independent Accountants. The Audit Committee has nominated PricewaterhouseCoopers LLP to serve as Independent Accountants for the Corporation until the next Annual Meeting in 2003. PricewaterhouseCoopers LLP provided audit and other services during 2001 for fees totaling $34.9 million. This included the following fees:

Audit Fees: $9.1 million for the annual audit of the Corporation's consolidated financial statements and review of interim financial statements in the Corporation's Form 10-Q reports;

Financial Information Systems Design and Implementation Fees: $6.3 million; and

All Other Fees: $19.5 million. These services are principally domestic and international tax return preparation and planning and business acquisition and disposition-related services.

The Audit Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services provided by them are compatible with maintaining their independence. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners.

The Board of Directors recommends that you vote FOR approval of PricewaterhouseCoopers LLP as Independent Accountants for the Corporation.

Items 3-5. Shareowner Proposals. Three shareowner proposals and the responses of the Board of Directors are included beginning on page 14.

The Board of Directors recommends that you vote AGAINST each of the shareowner proposals for the reasons given on pages 14 through 17.

The Board of Directors is not aware of any other business matters to be presented for action at the Annual Meeting. However, in the event that any other matter properly comes before the meeting, the shareowners present at the meeting and the proxy holders will have an opportunity to vote on the item.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Nominees
The following are brief biographical sketches for each person nominated for election to the Board of Directors:


[PHOTO] GEORGE DAVID, Chairman and Chief Executive Officer, United Technologies
        Corporation. Mr. David was elected Chief Executive Officer in 1994 and Chairman in
        1997. He served as the Corporation's President from 1992 to 1999. Mr. David is a board member of the Institute for International Economics and the National Academy
        Foundation, and a member of The Business Council and The Business Roundtable. He is
        also President of the Board of Trustees of the Wadsworth Atheneum Museum of Art in
        Hartford, CT. Mr. David was awarded the Order of Friendship from the Russian
        Federation in 1999. He is 59 and has been a director of the Corporation since 1992.

[PHOTO] JEAN-PIERRE GARNIER, Ph.D., has served as Chief Executive Officer and Executive
        Member of the Board of Directors of GlaxoSmithKline plc (pharmaceuticals) since 2000.
        Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as
        Chief Operating Officer and Executive Member of the Board of Directors of SmithKline
        Beecham plc from 1996 to 2000. He served as Chairman, Pharmaceuticals, SmithKline
        Beecham from 1994 to 1995. Dr. Garnier is a director of the Eisenhower Exchange
        Fellowships. Dr. Garnier is 54 and has been a director of the Corporation since 1997.


[PHOTO] JAMIE S. GORELICK has served as Vice Chair of Fannie Mae, a New York Stock
        Exchange company and the nation's largest source of financing for home mortgages, since
        1997. From 1994 to 1997, Ms. Gorelick was Deputy Attorney General of the United
        States. In addition to serving on the Board of Fannie Mae, Ms. Gorelick serves on the
        Harvard Board of Overseers and the Boards of America's Promise, the Carnegie
        Endowment for International Peace, the John D. and Catherine T. MacArthur
        Foundation, and the Washington Legal Clinic for the Homeless, as well as other civic organizations. She is a member of the Council on Foreign Relations and the Central
        Intelligence Agency's National Security Advisory Panel. She is 51 and has been a director of the Corporation since 2000.

[PHOTO] CHARLES R. LEE has served as Chairman and Co-Chief Executive Officer of Verizon
        Communications (telecommunications) since 2000. Mr. Lee served as Chairman and Chief
        Executive Officer of GTE Corporation from 1992 to 2000. He is a director of The
        Procter & Gamble Company, United States Steel Corporation and Marathon Oil
        Corporation. He is a member of the President's National Security Telecommunications
        Advisory Committee, the Advisory Committee to the President's Commission on Critical
        Infrastructure Protection and a member of the New American Realities Committee of the
        National Policy Association. He is also a member of The Business Roundtable and The
        Business Council, a Cornell University Presidential Councilor and an Emeritus Trustee of
        the Board of Trustees of Cornell University, a director of the New American Schools
        Corporation, a member of the Conference Board, and a director of the Stamford Hospital
        Foundation. He is 62 and has been a director of the Corporation since 1994.

[PHOTO] RICHARD D. MCCORMICK has served as President of the International Chamber of
        Commerce since January 2001. Mr. McCormick served as Chairman of the Board of U S
        WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from 1992 until
        1998. He is also a director of United Airlines, Wells Fargo and Company and HealthTrio
        Inc. In addition, he is Vice Chairman of the United States Council for International
        Business, a director of Creighton University, a member of The Business Council and a trustee of the Denver Art Museum. Mr. McCormick is 61 and has been a director of the
        Corporation since 1999.

[PHOTO] FRANK P. POPOFF is the Retired Chairman and Chief Executive Officer of The Dow
        Chemical Company, Midland, Michigan. Mr. Popoff served as Chairman of The Dow
        Chemical Company from 1992 to 2000 and as its Chief Executive Officer from 1987 to
        1995. Mr. Popoff is also a director of American Express Company, Qwest
        Communications International Inc., Chemical Financial Corporation, Shin-Etsu Chemical
        Co. Ltd. and Michigan Molecular Institute. He is a past chairman of the Chemical
        Manufacturers Association and a founder of The Business Council for Sustainable
        Development. He is also a member of The Business Council, the American Chemical
        Society and Director Emeritus of The Dow Chemical Company and the Indiana
        University Foundation. Mr. Popoff is 66 and has been a director of the Corporation since
        1996.


[PHOTO] H. PATRICK SWYGERT has served as President of Howard University since 1995. Mr.
        Swygert served as president of the State University of New York at Albany from 1990 to
        1995, and as executive vice president of Temple University from 1987 to 1990. He also serves on the boards of directors or trustees for Fannie Mae, Hartford Financial Services
        Group Inc., and the University of South Florida. Until recently, he was chairman of the
        Greater Washington Board of Trade's Community Business Partnership. Mr. Swygert is 58
        and has been a director of the Corporation since 2001.

[PHOTO] ANDRE VILLENEUVE has served as Chairman of Instinet Corporation since 2000.
        Instinet Corporation is an international electronic agency stockbroker based in New York,
        NY, and an independently managed subsidiary of Reuters Holdings PLC. Mr. Villeneuve served as Executive Director of Reuters Holdings PLC, London, England (worldwide news information and services business) from 1988 to 2000. He is also Chairman of
        Promethee, a French research institute, and a director of CGNU. Mr. Villeneuve is 57 and has been a director of the Corporation since 1997.

[PHOTO] H. A. WAGNER has served as Chairman (non-executive) of Agere Systems Inc.
        (communications components) since 2001. Mr. Wagner served as Chairman and Chief
        Executive Officer of Air Products and Chemicals, Inc. from 1992 to 2000 and as its
        Chairman, President and Chief Executive Officer from 1992 to 1998. He is a director of
        CIGNA Corporation, PACCAR Inc., and Arsenal Digital Solutions Worldwide, Inc. Mr.
        Wagner also serves on the Business Advisory Council of Maersk Inc., the Board of
        Trustees of Lehigh University, the board and executive committees of the Eisenhower
        Exchange Fellowships, and is chairman of the board of the Dorothy Rider Pool
        Healthcare Trust. He is a member of The Business Roundtable and the KidsPeace(R)
        National Council for Kids. Mr. Wagner is 66 and has been a director of the Corporation since 1994.

[PHOTO] SANFORD I. WEILL has served as Chairman and Chief Executive Officer of Citigroup
        Inc. (financial services) since 2000. He served as Chairman and Co-Chief Executive
        Officer of Citigroup Inc. from 1998 to 2000. Prior to the 1998 merger of Travelers Group
        Inc. and Citicorp, Mr. Weill was Chairman and Chief Executive Officer of Travelers
        Group Inc. from 1993 to 1998. Mr. Weill is also a member of the Board of Directors of
        AT&T Corporation, E.I. duPont de Nemours & Company and the Federal Reserve Bank
        of New York. He is Chairman of the Board of Trustees of Carnegie Hall and a member of
        The Business Roundtable, The Business Council, the Board of Directors of the Baltimore
        Symphony, the Board of Governors of New York Presbyterian Hospital, the Board of
        Overseers of the Weill Medical College and Graduate School of Medical Sciences of
        Cornell University and other civic organizations. He is 68 and has been a director of the
        Corporation since 1999.

The Board met seven times during 2001 with an average attendance of 97.50%. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which he or she served.

Committees
The Board has established the following committees of the Board:

The Audit Committee recommends to the Board an accounting firm to serve as independent accountants for the Corporation and performs the additional responsibilities described in its Report on page 9. A copy of the Charter adopted by the Committee is included as an Appendix to this Proxy Statement. During 2001, the Committee held four meetings and Directors Chayes, Gorelick, McCormick, Popoff (Chairman), Villeneuve and Wagner were members of the Committee. The Board has determined that all Committee members are independent, in accordance with the listing standards of the New York Stock Exchange.

The Committee on Compensation and Executive Development approves compensation actions for senior executives, including long term incentive awards; administers incentive compensation, long term incentive and other compensation plans of the Corporation; and reviews management development policies and programs. During 2001, the Committee held four meetings and Directors Garnier, Lee, McCormick, Popoff and Wagner (Chairman) were members of the Committee.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of the Corporation and major financial strategies and transactions. During 2001, the Committee held four meetings and Directors David, Gorelick, Krapek, Lee (Chairman), Popoff, Swygert, Villeneuve and Weill were members of the Committee.

The Nominating Committee makes recommendations on candidates for the Board, director compensation and corporate governance. The Committee considers nominees recommended to it in writing by shareowners. During 2001, the Committee held three meetings and Directors Garnier, Lee, McCormick (Chairman), Swygert, Wagner and Weill were members of the Committee.

The Public Issues Review Committee reviews the Corporation's contributions program, political action committees, and its response to public issues such as equal employment opportunity, the environment, and safety in the workplace. During 2001, the Committee held four meetings and Directors Chayes (Chair), Garnier, Gorelick, Swygert, Villeneuve and Weill were members of the Committee.

Compensation of Directors
Nonemployee directors are paid an annual retainer of $70,000 ($75,000 for committee chairpersons), which they may elect to receive in one of the following forms: (a) 60% in deferred stock units and 40% in cash; (b) 100% in deferred stock units; (c) 60% in non-qualified options to purchase Common Stock and 40% in cash; or (d) 100% in non-qualified options to purchase Common Stock. Each stock unit has a value equal to one share of Common Stock. Following termination of a director's service, the value of the accumulated units is paid in cash as a lump sum or in installments, at the election of the director. Each stock unit balance is credited with additional stock units equivalent in value to the dividend paid on the corresponding number of shares of Common Stock. Each year on the date of the annual meeting, nonemployee directors also receive a grant of stock options valued at $70,000.

All nonemployee director stock options are valued at issuance using the Black-Scholes option valuation model, have an exercise price equal to the closing price of Common Stock on the date of issuance, become exercisable after three years, have a ten-year term and are subject to the terms of the Nonemployee Director Stock Option Plan.

Each nonemployee director receives a one-time grant of restricted stock units valued at $100,000, based on the closing price of Common Stock on the date of election to the Board. Dividend equivalents are paid on the units. The units vest ratably over five years, but may not be sold or otherwise transferred until the director retires or resigns from the Board. If a director leaves the Board before all of the units vest, the non-vested units will be forfeited, except that, in the event of death or disability, a change in control of the Corporation, or if a director retires or resigns to accept full-time employment in public or charitable service, all units not previously vested will vest immediately.

As part of its support for charitable institutions, the Corporation maintains a Directors' Charitable Gift Program funded by life insurance on the lives of the members of the Board of Directors. Under this program, the Corporation will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations paid by the Corporation are expected to be deductible from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to the Corporation.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of February 1, 2002, the UTC equity securities beneficially owned by each current director and each of the five executive officers named in the Summary Compensation Table on page 11 (the "Named Executive Officers") and all of the directors and executive officers as a group. As of February 1, 2002, each of the directors and executive officers beneficially owned or had the right to acquire beneficial ownership of (upon the exercise of stock options exercisable within 60 days) less than 1% of the Corporation's Common Stock and less than 1% of the Corporation's Series A Convertible ESOP Preferred Stock. The directors and executive officers as a group beneficially owned or had the right to acquire beneficial ownership of (upon the exercise of stock options exercisable within 60 days) approximately 2% of the Common Stock and less than 1% of the Series A Convertible ESOP Preferred Stock.

                                                                   Shares Beneficially
                     Name                      Class of Securities      Owned(1)
                     ----                      ------------------- -------------------
Antonia Handler Chayes........................   Common(2)                  4,080
George David..................................   Common                 4,558,161
                                                 ESOP Preferred             1,069
Jean-Pierre Garnier...........................   Common(2)                 11,200
Jamie S. Gorelick.............................   Common(2)                  3,800
Karl J. Krapek(3).............................   Common                 2,398,463
                                                 ESOP Preferred             1,081
Charles R. Lee................................   Common(2)                 24,900
Richard D. McCormick..........................   Common(2)                 13,000
Frank P. Popoff...............................   Common(2)                 12,000
H. Patrick Swygert............................   Common                         0
Andre Villeneuve..............................   Common(2)                  6,400
H. A. Wagner..................................   Common(2)                 19,412
Sanford I. Weill..............................   Common(2)                 10,400
Stephen F. Page...............................   Common                   813,245
                                                 ESOP Preferred               430
Louis Chenevert...............................   Common                   158,481
                                                 ESOP Preferred               153
David J. FitzPatrick..........................   Common                   298,547
                                                 ESOP Preferred                76
Directors & Executive Officers as a Group (29)   Common                10,126,374
                                                 ESOP Preferred             9,471

--------
(1) Included in the number of shares beneficially owned by Messrs. David, Krapek, Page, Chenevert and FitzPatrick and all directors and executive officers as a group are 4,010,000; 2,103,000; 768,000; 148,000; 280,000;
    and 8,939,394 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of employee stock options and stock appreciation rights; 489,629; 261,923; 38,861; 8,995; 13,000 and
    984,938 shares, respectively, as to which such persons have sole voting and investment power; and 58,532; 33,540; 6,384; 1,486; 5,547 and 202,042 shares, respectively, as to which such persons have sole voting but no investment power. Each person and group shown as beneficially owning shares of ESOP Preferred Stock has sole voting and sole investment power as to such shares. Each of the following directors has sole voting power but no investment power with respect to the following shares of restricted Common
    Stock:

              Antonia Handler Chayes 4,000 Frank P. Popoff. 4,000
              Jean-Pierre Garnier... 3,200 Andre Villeneuve 2,400
              Jamie S. Gorelick..... 2,000 H. A. Wagner.... 4,000
              Charles R. Lee........ 4,000 Sanford I. Weill   400
              Richard D. McCormick.. 1,600

   Dr. Chayes, Ms. Gorelick, and Messrs. Lee, McCormick, Popoff, Wagner and Weill have sole voting and investment power with respect to the balance of their holdings of Common Stock.

(2) In addition to shares shown as beneficially owned at February 1, 2002, nonemployee directors held the following amounts of vested, non-voting deferred stock units acquired under the Directors Deferred Stock Unit Plan. Each unit is valued by reference to one share of Common Stock.

             Antonia Handler Chayes 19,156 Frank P. Popoff... 8,499
             Jean-Pierre Garnier...  7,500 H. Patrick Swygert   963
             Jamie S. Gorelick.....  1,204 Andre Villeneuve.. 5,914
             Charles R. Lee........ 11,882 H. A. Wagner...... 8,562
             Richard D. McCormick..  5,572 Sanford I. Weill.. 2,622

   Mr. Swygert also holds 1,376 non-voting restricted stock units granted under the Directors' Restricted Stock Unit Plan.

(3) Mr. Krapek retired from his positions as a Director and as President and Chief Operating Officer effective January 30, 2002.

                         REPORT OF THE AUDIT COMMITTEE

In accordance with its Charter (a copy of which is included as an Appendix to this Proxy Statement), the Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of the Corporation's financial reporting practices; the adequacy of the Corporation's system of internal controls; the independence and performance of the Corporation's internal and external auditors; and the adequacy of processes to assure compliance with the Corporation's policies and procedures, financial controls, Code of Ethics and applicable laws and regulations.

The Audit Committee has met with management and the Corporation's independent accountants and has reviewed and discussed the Corporation's audited financial statements as of and for the year ended December 31, 2001. The Audit Committee discussed with the Corporation's internal and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examination, the evaluation of the Corporation's internal controls, and the overall quality of the Corporation's financial reporting. The Audit Committee has discussed with the Corporation's independent accountants the matters required to be discussed by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended. The Audit Committee has discussed with the independent auditors the auditors' independence from the Corporation and its management, including the written disclosures and letter from the Corporation's independent accountants required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended.

The Corporation's independent auditors represented to the Audit Committee that the Corporation's audited financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

                                AUDIT COMMITTEE

          Frank P. Popoff, Chairman
                                                  Richard D. McCormick
          Antonia Handler Chayes
                                                  Andre Villeneuve
          Jamie S. Gorelick
                                                  H. A. Wagner

                          REPORT OF THE COMMITTEE ON
                    COMPENSATION AND EXECUTIVE DEVELOPMENT

Program Structure and Objectives
The Committee on Compensation and Executive Development is responsible for the Corporation's executive compensation program. Program goals are to support recruitment and retention and to align management and shareowner interests by emphasizing long term, at risk and variable compensation. Performance based executive compensation generally will not be subject to the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

The Committee uses benchmark data from a peer group consisting of 18 Dow Jones Industrial and 18 other comparable companies. Compensation is targeted at approximately the median of this compensation peer group. Actual values vary with individual and corporate performance.

Bonuses are based on performance against annual objectives for the Corporation and the business units and assessments of individual performance. For 2001, the Corporate Headquarters' objectives were earnings per share growth and available cash flow as a percentage of net income. Business unit objectives were growth in operating income, available cash flow as a percentage of net income, and working capital turnover improvement. Consistent with these objectives and assessed performance against them, the Committee determines the total amount available for bonuses at the Corporate Headquarters, and the Chief Executive Officer ("CEO") determines the business unit amounts.

Bonuses for the five Named Executive Officers may not exceed 0.75% of the Corporation's adjusted net income. The CEO may receive no more than 30% of this amount, and each of the other four Named Executive Officers no more than 17.5%. Subject to these limits, the Committee determines the actual amount of each award.

2001 Long Term Incentive Plan awards consisted of non-qualified stock options and dividend equivalent awards ("DEs"). Stock options are priced at market on the date of grant, vest after three years, and remain exercisable for seven years. DEs are granted in tandem with stock options and vest subject to achievement of specific financial performance targets. A DE is the right to receive payments equal to the common stock dividend for up to seven years or until the associated stock option is exercised.

Chief Executive Officer Compensation
Compensation actions affecting the CEO are based on assessments of corporate and individual performance. Specific formulas are not used. The Committee also considers data from the compensation peer group.

Mr. David's bonus for 2001 was 25% reduced from the prior year, reflecting 2001's below target earnings. However, the Committee continues to assess Mr. David's performance as exceptional and recognizes the impact of global economic conditions and September 11th on UTC's results in 2001. His base salary and incentive compensation remain approximately at the median of CEOs in the compensation peer group. Mr. David was granted 300,000 stock options and associated DEs.

The Corporation faced challenges in 2001. Earnings per share through the third quarter had improved 16%. However, the events of September 11th pushed the U.S. economy further into recession, with particularly adverse impacts on commercial aviation worldwide. Fourth quarter earnings declined 18% to 69 cents per share (although earnings increased before a restructuring charge related to September
11th). Notwithstanding these fourth quarter impacts, earnings per share increased 8% for the year. Available cash flow was $1.9 billion, 98% of net income. Revenues increased 5% to $27.9 billion. The balance sheet remained strong with a debt-to-capital ratio of 37%. The Corporation completed $525 million in acquisitions and repurchased $599 million of its shares in 2001.

Total Shareowner Return for 2001 was -17%, compared with -5% for the Dow Jones Industrials and -12% for the S&P 500. Over the last five years, UTC's annual return has averaged 16%, compared with 11% for the Dow Jones Industrials and 11% for the S&P 500.

              COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

          H. A. Wagner, Chairman
                                                  Charles R. Lee
          Jean-Pierre Garnier
                                                  Richard D. McCormick
          Frank P. Popoff

                   COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following tables summarize the compensation earned by the CEO and the other four most highly compensated executive officers for services performed in all capacities during the last three fiscal years.

                          Summary Compensation Table

                                                                          Long-Term
                                       Annual Compensation           Compensation Awards
                                ---------------------------------- -----------------------
                                                                   Restricted   Securities
                                                      Other Annual   Stock      Underlying  All Other
                                            Bonus($)  Compensation   Awards      Options   Compensation
Name & Principal Position  Year Salary ($)    (1)       ($) (2)     ($) (3)        (#)       ($) (4)
-------------------------  ---- ---------- ---------- ------------ ----------   ---------- ------------
George David               2001 $1,200,000 $1,800,000    $82,546          $0     300,000     $52,571
Chairman and Chief         2000 $1,200,000 $2,400,000    $87,985    $499,375(5)  325,000     $48,119
Executive Officer          1999 $1,200,000 $2,200,000   $109,290          $0     700,000     $43,727

Karl J. Krapek             2001   $865,000   $900,000    $69,020          $0     160,000     $28,480
Former President and       2000   $829,167 $1,250,000    $72,899          $0     175,000     $26,707
Chief OperatingOfficer (6) 1999   $783,333 $1,250,000    $61,196          $0     470,000     $24,240

Stephen F. Page            2001   $640,000   $850,000    $59,842          $0      78,000     $39,620
Executive Vice President   2000   $627,500   $700,000    $68,248          $0      90,000     $53,520
& President, Otis          1999   $602,500   $600,000    $66,594          $0     110,000     $62,500

Louis Chenevert            2001   $500,000   $475,000    $53,286          $0     272,000     $35,520
President, Pratt &         2000   $463,333   $550,000    $44,581          $0      75,000     $34,660
Whitney                    1999   $386,667   $480,000    $45,297          $0     130,000     $33,383

David J. FitzPatrick       2001   $483,333   $475,000    $56,481          $0     265,000     $37,350
Senior Vice President &    2000   $451,667   $500,000    $51,742          $0      65,000     $37,360
Chief Financial Officer    1999   $417,500   $450,000    $60,939          $0      80,000     $39,218

--------
(1) Incentive compensation shown in the Bonus column for the Named Executive Officers was paid under the Annual Incentive Compensation Plan, which is discussed in the Compensation Committee Report on pages 9 and 10.

(2) The amounts shown in this column for 2001 include: $22,104 for personal use of corporate aircraft for security reasons for Mr. David; perquisite allowances for each of Messrs. David, Krapek, Page, Chenevert and FitzPatrick of $37,738, $47,105, $36,808, $35,713 and $40,607,
    respectively; and leased vehicle payments for each of Messrs. David, Krapek, Page, Chenevert and FitzPatrick of $22,705, $10,413, $18,424, $12,063 and $14,243, respectively.

(3) At the close of business on December 31, 2001, the following Named Executive Officers held non-vested restricted shares of Common Stock as follows: Mr. David: 10,000 shares valued at $646,300; and Mr. FitzPatrick:
    5,000 shares valued at $323,150. The foregoing values were calculated by multiplying the closing market price of the Common Stock on December 31, 2001 by the number of restricted shares held. Regular quarterly dividends are paid on all shares of restricted stock.

(4) For 2001, consisted of employer matching contributions in the Employee Savings Plan of $6,120 for each of the five Named Executive Officers and life insurance premium payments by the Corporation of $46,451, $22,360, $33,500, $29,400 and $31,230, respectively, for Messrs. David, Krapek, Page, Chenevert and FitzPatrick.

(5) Consists of a grant of 10,000 shares of time-based restricted stock to Mr. David, valued at the market price of Common Stock as of the date of grant and scheduled to vest March 14, 2002.

(6) Mr. Krapek retired on January 30, 2002.

                     Option Grants in the Last Fiscal Year

                                  Individual Grants (1)
-              -----------------------------------------------------------
                                   % of Total
                                    Options
                Number of Shares   Granted to                               Grant Date
               Underlying Options Employees in  Exercise                   Present Value
   Name           Granted (#)     Fiscal Year  Price($/Sh) Expiration Date    ($) (2)
   ----        ------------------ ------------ ----------- --------------- -------------
G. David            300,000 (3)       3.6%       $75.25        1/1/2011     $7,932,000
K. Krapek           160,000 (3)       1.9%       $75.25        1/1/2011     $4,230,400
S. Page              78,000 (3)       0.9%       $75.25        1/1/2011     $2,062,320
L. Chenevert         72,000 (3)       0.9%       $75.25        1/1/2011     $1,903,680
                    200,000 (4)       2.4%       $77.00       4/25/2011     $5,412,000
D. FitzPatrick       65,000 (3)       0.8%       $75.25        1/1/2011     $1,718,600
                    200,000 (4)       2.4%       $77.00       4/25/2011     $5,412,000

--------
(1) Under certain circumstances, including a change of control of the Corporation, the Board of Directors, under the terms of the Corporation's Long Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for the cash value thereof, or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

(2) The estimated values listed in this column are based on the Black-Scholes pricing model and a number of variables. The following assumptions are used in determining the estimated values of the grants: risk free interest rate of 4.8%, stock price volatility of 36%, dividend yield of 1.3% and holding period of 5 years. The estimated values are not intended as a forecast of the future appreciation in the price of the Common Stock. If the Common Stock does not increase in value above the exercise price of the stock options, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.

(3) These stock options were granted on January 2, 2001 and will vest and become exercisable on January 2, 2004. These stock options include an equal number of Dividend Equivalents, which will vest and be payable solely on the basis of achievement of previously established performance targets measured over the three-year vesting period.

(4) These stock options were granted on April 26, 2001 and will vest and become exercisable at the end of the three-year vesting period on April 26, 2004.

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
                               Option/SAR Values

                                                  Number of Securities
                                                 Underlying Unexercised    Value of Unexercised in-the-
                                              Options/SARs at Fiscal Year- Money Options/SARs at Fiscal
                                                        End (#)                  Year-End ($) (1)
                                              ---------------------------- ----------------------------
               Shares Acquired Value Realized
   Name        On Exercise (#)     ($)(1)     Exercisable    Unexercisable  Exercisable   Unexercisable
   ----        --------------- -------------- -----------    ------------- ------------   -------------
G. David           280,000      $19,553,906    3,610,000       1,325,000   $150,991,160    $4,944,250
K. Krapek          108,000       $5,932,228    1,298,000         805,000    $51,343,359    $2,179,850
S. Page                  0               $0      658,000         278,000    $22,817,661    $1,361,000
L. Chenevert        12,000         $802,634       98,000         477,000     $3,234,177      $691,250
D. FitzPatrick           0               $0      200,000         410,000     $4,363,500      $988,850

--------
(1) The value reported is based either on the closing price of the Common Stock on the date of exercise or on December 31, 2001, as applicable, and is calculated by subtracting the exercise price per share from the applicable closing price.

Performance Graph
The following graph presents the cumulative total shareowner return for the five years ending December 31, 2001 for the Corporation's Common Stock, as compared to the Standard & Poor's 500 Stock Index and to the Dow Jones 30 Industrial Average. The Common Stock price is a component of both indices. These figures assume that all dividends paid over the five-year period were reinvested, and that the starting value of each index and the investment in the Corporation's Common Stock was $100.00 on December 31, 1996.

                                          [CHART]

            United Technologies     S&P 500   Dow Jones Industrials
Dec-96            $100.00           $100.00         $100.00
Dec-97            $111.66           $133.32         $124.88
Dec-98            $169.34           $171.33         $147.54
Dec-99            $204.79           $207.33         $187.70
Dec-00            $250.78           $188.42         $178.95
Dec-01            $209.14           $166.12         $169.36


                           Dec-96  Dec-97  Dec-98  Dec-99  Dec-00  Dec-01
                           ------- ------- ------- ------- ------- -------
     United Technologies.. $100.00 $111.66 $169.34 $204.79 $250.78 $209.14
     S&P 500.............. $100.00 $133.32 $171.33 $207.33 $188.42 $166.12
     Dow Jones Industrials $100.00 $124.88 $147.54 $187.70 $178.95 $169.36

Section 16(a) Beneficial Ownership Reporting Compliance
The Corporation believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 2001 all of its officers and directors filed on a timely basis the reports required by
Section 16(a) of the Securities Exchange Act of 1934.

Certain Business Relationships
Citigroup Inc., of which Mr. Weill is Chairman and Chief Executive Officer, provides banking services to the Corporation. Salomon Smith Barney Holdings Inc., a subsidiary of Citigroup Inc., provides securities underwriting and financial advisory services to the Corporation, for which it receives customary compensation. The Corporation and its subsidiaries have had, and expect in the future to have, transactions in the ordinary course of business with these and other companies of which certain of the nonemployee directors are officers or directors. In the past, the amounts involved have not been material in relation to the business of the Corporation and the Corporation believes that such amounts were not material in relation to the businesses of such other companies or the interests, if any, of the directors involved.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements
In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the "Severance Plan"). The Committee on Compensation and Executive Development and the CEO have the authority to select the participants under the Severance Plan. As of December 31, 2001, 25 key executives, including the Named Executive Officers, were covered under the Severance Plan. The Severance Plan provides that in the event the participant's employment with the Corporation terminates for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of the Corporation (as defined in the Severance Plan) the participant will receive:
(i) a cash payment equal to three times the participant's highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Corporation's Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under the Corporation's pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to the extent necessary to preserve the level of benefits in the event of the imposition of excise taxes payable by a participant in respect of "excess parachute payments" under the Internal Revenue Code.

In addition to the Severance Plan, 24 key executives, including the Named Executive Officers, are eligible to receive separation benefits at the time of their termination from employment with the Corporation, subject to certain limited exceptions. The value of such separation benefits under this program is
2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan, as described above.

Pension Plan Table

                                      Years of Service
 -            -----------------------------------------------------------------
 Remuneration     15         20         25         30         35         40
 ------------ ---------- ---------- ---------- ---------- ---------- ----------
  $  100,000  $   25,500 $   34,000 $   37,500 $   41,000 $   45,000 $   50,000
     250,000      70,500     94,000    105,000    116,000    127,500    140,000
     500,000     145,500    194,000    217,500    241,000    265,000    290,000
   1,000,000     295,500    394,000    442,500    492,000    540,000    590,000
   1,500,000     445,500    594,000    667,500    741,000    815,000    890,000
   2,000,000     595,500    794,000    892,500    991,000  1,090,000  1,190,000
   2,500,000     745,500    994,000  1,117,500  1,241,000  1,365,000  1,490,000
   3,000,000     895,500  1,194,000  1,342,500  1,491,000  1,640,000  1,790,000
   3,500,000   1,045,500  1,394,000  1,567,500  1,741,000  1,915,000  2,090,000
   4,000,000   1,195,500  1,594,000  1,792,500  1,991,000  2,190,000  2,390,000
   4,500,000   1,345,500  1,794,000  2,017,500  2,241,000  2,465,000  2,690,000

The above table sets forth estimated annual benefits payable upon retirement at age 65 under the Corporation's defined benefit pension plans. Compensation covered by the pension plans consists of total cash remuneration in the form of salaries, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the Long Term Incentive Plan (shown in the Long Term Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit amount equals a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant's social security benefit. As a result of Internal Revenue Code limitations, a substantial portion of senior executives' pension benefits are excluded from the Corporation's tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Pension benefits paid from the supplemental plan are paid in the same form of annuity applicable under the qualified plan or, subject to certain conditions, in a lump sum or annual installments. Benefits under the supplemental plan are generally not funded in advance except in the event of a change of control as defined by the plan.

As of December 31, 2001, the Named Executive Officers had the following full years of credited service for determining benefits: G. David, 26 years; K. Krapek, 19 years; S. Page, 8 years; L. Chenevert, 8 years; and D. FitzPatrick, 3 years.

                             SHAREOWNER PROPOSALS

Shareowner Proposal Concerning Disclosure of Political Contributions
Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, a holder of 200 shares of Common Stock, intends to introduce the following proposal at the Annual Meeting:

RESOLVED: "That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A Today and the Hartford Courant, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders." "And if no such disbursements were made, to have that fact publicized in the same manner."

REASONS: "This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent."

"Last year the owners of 12,983,693 shares, representing approximately 3.5% of shares voting, voted FOR this proposal."

"If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors' Statement in Opposition
Federal and state laws restrict the amount and types of contributions that may be made to political parties and candidates. Contributions to national and state political parties must also be disclosed by the recipients under applicable federal law and the laws of certain states. The Corporation complies with all applicable federal and state laws concerning political contributions. Legally permitted contributions to national and state political parties have been made from time to time in furtherance of the business interests of the Corporation. The aggregate amount contributed by the Corporation to national and state political parties is, however, not a material amount for financial reporting purposes.

The Board of Directors therefore believes disclosure in addition to that required by current law is unnecessary and recommends that Shareowners vote AGAINST this proposal concerning disclosure of political contributions.

Shareowner Proposal Concerning Weaponization of Space
The Sisters of St. Joseph, Mount Saint Joseph Convent, 9701 Germantown Avenue, Philadelphia, PA 19118, beneficial owners of 3,000 shares of Common Stock, and Trinity Health, 29000 Eleven Mile Road, Farmington Hills, MI 48336, beneficial owners of 4,999 shares of Common Stock, intend to introduce the following proposal at the Annual Meeting:

WHEREAS:

The United States military's plans to develop technologies with the potential to wage war from space are intended to enhance our collective security. In light of the September 11, 2001 tragedy, we believe that these plans will not achieve that end;

Vision for 2020 explicitly articulates such plans of the US Space Command which coordinates the use of Army, Naval and Air Force Space Forces;

This Report, "serves as a vector for the evolution of military space strategy into the 21/st/ century," when "space power will, evolve into a separate and equal medium of warfare." The Report also speaks of "dominating the space dimension of military operations to protect US interests and investment [estimated at $500 billion by 2010] integrating space forces into warfighting capabilities across the full spectrum of conflict."

Former head of US Space Command, General Joseph Ashy said, "We're going to fight from space and we're going to fight into space."

The 2001 Rumsfield "Space Commission Report" urges the President to "have the option to deploy weapons in space;"

The US Space Command believes that "accelerating rates of technological development will be increasingly driven by the commercial sector, not the military." Commercial space launches started to outnumber military ones in 1998;

A Senate Armed Forces Committee member has stated that space weaponization is "a mistake of historic proportions" that would trigger an arms race in space;

In 2000, 163 nations supported the UN resolution, "Prevention of An Arms Race in Outer Space", which reaffirmed The 1967 Outer Space Treaty, specifically its provision reserving space "for peaceful purposes".

Therefore Be It Resolved:

Shareholders request the Board of Directors to provide a comprehensive report describing our Company's involvement in space-based weaponization and an assessment of the potential financial, legal and public relations liabilities involved. The report would be made available to shareholders on request by October 2002 (withholding proprietary information and prepared at reasonable cost).

Supporting Statement of the Proponents
The proponents of this resolution believe that outer space is the common heritage of all and should be used for peaceful purposes and the well-being of all peoples. We believe that present space-based research and project development, such as the Minuteman rocket motors, will lead to the weaponization of space and further contribute to the insecurity of governments worldwide. We believe that shareholders deserve company transparency concerning our Company's involvement in research, development and promotion of weapons for space. The report could include the following:

    . Current value of outstanding contracts to develop components of the Space Command's programs;

    . Amount of the company's own money (versus government funding) spent on in-house research and development for the Space Command program, in comparison to non-military contracts in this segment of its business;

    . The ethical and financial reasons for being involved in the Space Command program.

We urge shareholder support of this resolution.

The Board of Directors' Statement in Opposition
The Corporation's Pratt & Whitney Space Propulsion division provides rocket motors for a variety of commercial and military applications, including space exploration, commercial space launch vehicles, satellite applications and missile defense systems. Hamilton Sundstrand provides space suits and other systems for NASA's space exploration missions and is developing space suits and other equipment for the International Space Station. UTC Fuel Cells has provided fuel cells for NASA missions beginning with the Apollo program and including the Space Shuttle Orbiter.

The Board of Directors believes that the executive and legislative branches of the U.S. Government are the proper forums to consider public policy concerning activities in space. The Corporation makes its research, development and production capabilities available under contracts with the U.S. Government only after decisions are reached within the Government that it is in the interest of our society to undertake those activities.

The Corporation provides extensive reports to shareowners on significant matters affecting the Corporation, in accordance with reporting requirements established by the SEC. Information on space-related activities is included in these reports and other public statements by the Corporation. For these reasons, the Board of Directors does not believe a special report would be beneficial.

The Board of Directors recommends that shareowners vote AGAINST this proposal.

Shareowner Proposal Concerning Measures of Human Capital
Mrs. Donna Benson, 27 Fair Street, Meriden, CT 06451, a holder of 200 shares of Common Stock, intends to introduce the following proposal at the Annual Meeting:

"RESOLVED, that the stockholders of UTC (the "Company") request that the Compensation and Compensation Administration Committees of the Board of Directors, in establishing and administering standards for use in awarding performance-based executive compensation, incorporate measures of human capital such as contributions to employee training, morale and safety, in addition to traditional measures of the Company's financial performance, such as stock price."

Supporting Statement of the Proponent
At present the process for compensating the Company's senior executive officers does not take into account any performance measures relating to our most important resource -- human capital. The loyalty and productivity of the Company's workforce has demonstrably improved the Company's long-term financial success. Recent downsizing and layoffs not related to loss of sales threaten to destroy that loyalty and productivity.

A growing body of evidence links "high-performance workplace" practices, which emphasize employee training, participation and feedback, with better overall management, higher productivity and, ultimately, greater value for shareholders. In light of that evidence, companies have begun to implement compensation programs that incorporate measures of employee satisfaction and development in the formula for determining executive pay. For example, UAL,

Eastman Kodak and Sears, Roebuck & Co. base certain executive compensation on, among other factors, objective measures of employee satisfaction.

I believe that UTC's ability to attract, develop and retain good employees is critical to its success, and that senior executives' compensation should be based, in part, on the Company's progress toward attaining that goal. To that end, I request that the Compensation and Compensation Administration Committees of the Company's Board of Directors formulate employment practice performance criteria to be used in determining compensation for its senior executive officers and in bonus, stock option and long-term incentive plans in which those executives participate. These measures should constitute a significant component in determining the overall amount of performance-based compensation.

Further, the employee satisfaction component of executive compensation should include both affirmative and negative components. On the affirmative side, an increase in measures of employee satisfaction should result, all other factors remaining the same, in a higher overall performance rating for the executive and thus a larger amount of performance-based compensation. Employee satisfaction should be measured using objective surveys and interviews conducted on at least an annual basis. On the negative side, an executive's performance rating would decline when, through the use of employment satisfaction measures, the officer does not contribute positively to employment security, training, morale and safety.

The Board of Directors' Statement in Opposition
The Board of Director's Committee on Compensation and Executive Development is responsible for the Corporation's executive compensation programs, which are designed to align management's interests with those of shareowners. The Board is confident that, in fact, the Corporation's employment and executive compensation practices already incorporate appropriate employee training, motivation and safety criteria.

The Corporation has long placed a high priority on the development, growth and retention of employees, consistent with business considerations. As part of its incentive compensation program, the Corporation already requires that business unit presidents take on non-financial objectives related to the environment, health and safety of employees and employee participation in training and development programs. Significant results have been achieved through these initiatives. For example, UTC's safety programs have reduced lost time injuries by 83% since 1992. The Corporation also offers and encourages participation in a wide range of programs to promote the health, safety and development of employees. A noteworthy example is the Corporation's groundbreaking and highly regarded Employee Scholar Program. Funded at a cost of over $230 million since 1996, this program not only pre-pays tuition and fees for college courses, but also rewards employees with company stock upon graduation. Over 7,500 UTC employees have received stock awards and surveys show that these employees are twice as likely to remain with the Corporation.

The Corporation has provided retraining and educational opportunities, including extensions of the Employee Scholar Program to eligible laid off or displaced employees.

The Corporation has also implemented extensive quality and continuous improvement programs, which emphasize employee training, participation and feedback. In addition to the thousands of employees who have participated in quality training at their work facility, over 6,500 employees have completed courses at the Corporation's quality training center known as Ito University.

The Corporation also conducts and takes actions based on employee surveys that seek feedback on issues related to employment with UTC. The Board of Directors believes these initiatives demonstrate that the Corporation has already established and incorporated in its executive compensation practices substantial programs and criteria to improve productivity, enhance competitiveness and develop employee capabilities.

The Board of Directors therefore recommends a vote AGAINST this proposal.

                                          William H. Trachsel
                                          Senior Vice President, General Counsel
                                          and Secretary

                                          Hartford, Connecticut

                                   APPENDIX

           Charter of the Audit Committee of the Board of Directors

I. PURPOSE

The Audit Committee ("Committee") shall review and make recommendations to the Board of Directors concerning the reliability and integrity of the Corporation's financial reporting practices; the adequacy of the Corporation's system of internal controls; the independence and performance of the Corporation's internal and external auditors; and the adequacy of processes to assure compliance with the Corporation's policies and procedures, financial controls, Code of Ethics and applicable laws and regulations. The Committee provides the opportunity for an open and candid dialog on these issues among the Independent Accountant (as described in Section 6.4 of the Bylaws of the Corporation), management, and Internal Audit.

II. COMPOSITION

The Committee shall be composed of not less than three directors appointed by the Board of Directors. Members of the Committee shall have no relationship with the Corporation that may interfere with the exercise of their independence from management and the Corporation, and be financially literate or become financially literate, as determined by the Board, within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise as determined by the Board.

III. MEETINGS

The Committee shall meet at least four times annually. The Committee may meet more frequently, and, as the Committee may require in fulfilling its responsibilities, it may meet privately with the Independent Accountant, Internal Audit, members of management and others.

IV. RESPONSIBILITY AND DUTIES

The Committee shall:

1. Review with management and the Independent Accountant the Corporation's annual audited financial statements, including issues regarding the accounting principles, practices and judgments that could significantly affect the financial statements. The Committee, through its Chairman or the Committee as a whole, shall review with management and the Independent Accountant the Corporation's quarterly financial statements prior to the Corporation filing Form 10-Q;

2. Review with management and the Independent Accountant significant developments in accounting rules and changes in the Corporation's methods of accounting;

3. Meet periodically with the Independent Accountant to:

   (a) ascertain that the Independent Accountant has received all explanations and had access to all information considered necessary to conduct the audit, including a review of any difficulties encountered in the course of audit work;

   (b) discuss with the Independent Accountant the adequacy of internal accounting controls and any matters the Independent Accountant considers desirable or necessary under generally accepted auditing standards;

   (c) review the scope of the audit proposed by the Independent Accountant for the forthcoming year;

   (d) review and discuss with the Independent Accountant all significant services and relationships between the Independent Accountant and the Corporation to confirm the objectivity and independence of the Independent Accountant; and

   (e) obtain from the Independent Accountant, a written statement delineating all relationships between the Independent Accountant and the Corporation as contemplated by Independence Standards Board, Standard No. 1, "Independence Discussions with Audit Committees";

4. Recommend to the Board of Directors a firm to be nominated as the Corporation's Independent Accountant for the succeeding year. The Independent Accountant shall be accountable to the Committee and the Board of Directors. The Committee shall review the performance of the Independent Accountant and recommend to the Board any actions the Committee deems appropriate to ensure the independence and objectivity of the Independent Accountant. The Committee shall review the compensation arrangements for the Independent Accountant;

5. Review and concur with the appointment, reassignment or dismissal of the Director of Internal Audit. Review the Internal Audit Department's budget, staffing, audit plan and scope of work;

6. Meet periodically with Internal Audit to review the adequacy of internal accounting controls, compliance with the Corporation's policies and procedures, financial controls and applicable statutes and regulations;

7. Review periodically the Corporation's tax policies and any pending audits or assessments;

8. Meet periodically with the Corporation's Business Practices Officer to review issues of business ethics and compliance, including adherence to the Corporation's policies and procedures and Code of Ethics and applicable laws and regulations;

9. Meet periodically with the Corporation's General Counsel to review litigation and other legal matters;

10. Prepare and approve, acting on the advice of counsel, an annual report of the Committee for inclusion in the Corporation's annual proxy statement;

11. Undertake such other matters as shall be assigned to the Committee from time to time by the Board; and

12. Review this Charter annually and recommend changes, if any, to the Board.

The Committee shall have the authority to commit sufficient resources, including the use of outside experts, to carry out its responsibilities. The Committee shall report to the Board on the results of its activities and recommend to the Board any actions it deems appropriate.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to determine that the Company's financial statements are complete and accurate or to determine that such statements are in accordance with generally accepted accounting principles. It is also not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation's policies and procedures. These are the responsibility of management or the Independent Accountant.

                           [LOGO] United Technologies

[LOGO] United Technologies
       One Financial Plaza
       Hartford, CT  06103

PROXY           Proxy Solicited on Behalf of the Board of Directors of
                  the Corporation for Annual Meeting, April 10, 2002

      The undersigned hereby appoints Charles R. Lee, Frank P. Popoff and H.
      A. Wagner, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation to be held April 10, 2002 at 2:00 p.m., and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

      This card also constitutes voting instructions to the Trustee under each of the United Technologies Corporation employee savings plans to vote, in person or by proxy, (i) the proportionate interest of the undersigned in the shares of Common Stock of United Technologies Corporation held by the Trustee under any such plan(s), and (ii) the proportionate interest of the undersigned in the shares of Series A ESOP Convertible Preferred Stock of United Technologies Corporation held by the Trustee under any such plan(s), in each case as described in the Proxy Statement. To withhold a vote for any individual, insert the nominee's name (or the number provided below) in the blank provided in Item 1 on the reverse of this proxy card.

      Election of Directors, Nominees:
       01  George David         04  Charles R. Lee        08  Andre Villeneuve
       02  Jean-Pierre Garnier  05  Richard D. McCormick  09  H. A. Wagner
       03  Jamie S. Gorelick    06  Frank P. Popoff       10  Sanford I. Weill
                                07  H. Patrick Swygert

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

                                                                ----------------
                                                                  SEE REVERSE
                                                                     SIDE
                                                                ----------------
--------------------------------------------------------------------------------
                          /|\ FOLD AND DETACH HERE /|\


                         United Technologies Corporation

                                    Notice Of

                          Annual Meeting of Shareowners

                            Wednesday, April 10, 2002

                                    2:00 p.m.

                              Celeste Bartos Forum
                           The New York Public Library
                            5th Avenue & 42nd Street
                      (Please use entrance on 42nd Street)
                               New York, New York

                                                                      |
     Please mark your                                                 |
 X   votes as in the                                                  |   1787
     example.                                                         ----------

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees, FOR proposal 2 and AGAINST proposals 3, 4 and 5, or if this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.

--------------------------------------------------------------------------------
                                     FOR             WITHHELD
1. Election of
   Directors.
   (see reverse)

Vote for nominees except:


-----------------------------------------------------
The Board of Directors recommends a vote FOR the election of directors.
--------------------------------------------------------------------------------
                                     FOR        AGAINST       ABSTAIN
2. Appointment of
   Independent
   Accountants

The Board of Directors recommends a vote FOR proposal 2.
--------------------------------------------------------------------------------
                                     FOR        AGAINST       ABSTAIN
3. Shareowner Proposal
   Concerning Disclosure
   of Political Contributions

4. Shareowner Proposal
   Concerning Weapon-
   ization of Space

5. Shareowner Proposal
   Concerning Measures
   of Human Capital

The Board of Directors recommends a vote AGAINST proposals 3, 4 and 5.
--------------------------------------------------------------------------------

SIGNATURE(S) _____________________________________________ Date _______________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

--------------------------------------------------------------------------------
                          /|\ FOLD AND DETACH HERE /|\

                         -----------------------
VOTER CONTROL NUMBER:
                         -----------------------

                   VOTE BY MAIL, TELEPHONE OR VIA THE INTERNET

You may return your Proxy Card by mail, or you may use the telephone or Internet to vote your shares electronically. You may access the telephone or Internet voting systems 24 hours a day, 7 days a week by using the voter control number indicated above just below the perforation.

 TO VOTE BY MAIL:          TO VOTE BY TELEPHONE:     TO VOTE VIA THE INTERNET:
 ---------------           --------------------      ------------------------
Return your signed     If you are calling from the   Log on to the Internet
and dated proxy in      United States or Canada      and go to the web site
the envelope provided.  and using a touch-tone     http://www.eproxyvote.com/utx
                              telephone, call
                              1-877-PRX-VOTE
                              (1-877-779-8683)

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the Proxy Card. If you choose to vote your shares electronically, there is no need for you to mail back your Proxy Card. Please note that if you wish to attend the Annual Meeting you must still return your yellow or blue Ticket Request Card.

ONLINE ACCESS TO PROXY MATERIALS. Shareowners of record may sign up at the following website for online access to future annual reports and proxy materials, rather than receiving mailed copies: http://www.econsent.com/utx

THE DIRECT REGISTRATION SYSTEM offers shareowners the ability to register their shares in "book entry" form without having a physical certificate issued. For information, call UTC's Shareholder Direct information line at 1-800-881-1914.

UTC'S SHAREOWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN provides eligible holders of the Corporation's Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Shareowners should carefully review the Plan Prospectus before investing. For a Plan Prospectus contact EquiServe at 1-800-519-3111.

FOR COMPANY INFORMATION call our 24-hour-a-day toll-free Shareholder Direct information line, which provides recorded summaries of UTC's quarterly earnings information and other company news. Callers also may request copies of quarterly earnings and news releases, by either fax or mail, and obtain copies of the UTC Annual Report and Form 10-K. To access the service, dial 1-800-881-1914. Additional information about UTC can be found at: http://www.utc.com